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Exhibit 14.1

GOLF TRUST OF AMERICA, INC.

CODE OF CONDUCT AND ETHICS

Adopted by the Board of Directors on February 9, 2004.

        1.    Purpose and Persons Covered.    The purpose of this Code of Conduct and Ethics (this "Code") is:

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  to promote the honest and ethical conduct of all directors, officers and employees of Golf Trust of America, Inc. ("GTA") and its subsidiaries (GTA, together with its subsidiaries are referred to as the "Company");

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  to promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  to promote full, fair, accurate, timely and understandable disclosure in reports and documents that GTA files with, or submits to, the Securities and Exchange Commission (the "SEC") and in GTA's other public communications;

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  to promote compliance with (i) all governmental laws, rules and regulations applicable to the Company, and (ii) the applicable rules and regulations of the American Stock Exchange ("AMEX"); and

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  to facilitate prompt and appropriate internal reporting and accountability for violations of this Code.

        This Code applies to all directors, officers and employees of the Company, including the principal executive officer, the principal financial officer, principal accounting officer and the controller of GTA, and persons performing similar functions (collectively, "Affected Persons").

        2.    Introduction.    Honesty and integrity are the cornerstone of the Company's corporate values. Because of these corporate values, we pride ourselves on maintaining the highest standards of ethics and conduct in all of our business relationships. This Code covers a wide range of business practices and procedures and applies to all Affected Persons in their conduct of the business and affairs of the Company. The Code does not cover every possible issue, but it sets forth basic principles to guide decisions. All of the Affected Persons must conduct themselves in accordance with this Code and seek to avoid the appearance of improper behavior.

        This Code is intended to meet the standards for a code of ethics under the Sarbanes-Oxley Act of 2002, as amended, the Securities Exchange Act of 1934, as amended, and for a code of conduct and ethics under the AMEX rules and regulations.

        3.    Compliance with Laws, Rules and Regulations.

          3.1    General.    The Company expects its Affected Persons to comply with all laws, rules and regulations applicable to the Company's operations and business. Affected Persons should seek guidance from Mr. W. Bradley Blair, II, or the Company's outside corporate counsel, Peter T. Healy, Esq. of O'Melveny & Myers LLP ("Counsel") whenever such Affected Persons are in doubt as to the applicability of any law, rule or regulation or regarding any contemplated course of action. Any violation of applicable laws, rules or regulations should be reported promptly to a disinterested member of the Compliance Committee and Counsel. The Compliance Committee consists of: (1) the Company's Compliance Officer, Mr. W. Bradley Blair, II (as the holder of such position may change from time to time by order of GTA's Board of Directors, the "Compliance Officer"); and (2) Tracy S. Clifford, CPA.

        As a public reporting company, GTA is subject to regulation by the SEC and AMEX, and must comply with Federal securities laws and regulations, as well as state and local laws. Accordingly, the

Company expects Affected Persons to comply with the spirit and the letter of these laws and regulations.

        4.    Conflicts of Interest and Corporate Opportunities.    All Affected Persons should avoid creating any new conflict of interest with regard to the Company's interests. A "conflict of interest" occurs when an individual's private interest interferes with the interests of the Company. A conflict can arise when an Affected Person has interests or takes actions that may make it difficult to perform Company work objectively and effectively. Conflicts of interest also may arise when an Affected Person, or a member of an Affected Person's family, receives improper benefits as a direct result of the applicable Affected Person's position in the Company, whether received from the Company or a third party.

        Avoidable conflicts of interest are prohibited as a matter of Company policy, and any potential conflict of interest should be disclosed to and reviewed by a member of the Compliance Committee, who will attempt to find ways to reduce or eliminate the conflict and, in the case of unavoidable conflicts, to monitor them to ensure that the Company's interests are protected. Conflicts of interest might not always be evident, and Affected Persons should consult with a Compliance Committee member or Counsel if such Affected Persons are uncertain about any situation.

          4.1    Improper Personal Benefits from the Company.    Affected Persons may not accept any benefits from the Company that have not been duly authorized and approved pursuant to applicable Company policies and procedures.

          4.2    Financial Interests in Other Businesses.    Excepting for matters disclosed and/or approved by GTA's Board of Directors prior to the Effective Date of this Code, Affected Persons should avoid having an ownership interest in any other enterprise if that interest compromises or appears to compromise loyalty to the Company, unless written approval of the Compliance Officer and the then Chairman of the Audit Committee of GTA's Board of Directors (the "Audit Committee") has been secured before making any such investment.

          4.3    Business Arrangements with the Company.    Without the prior written approval of the Compliance Officer and the then Chairman of the Audit Committee, an Affected Person may not participate in a joint venture, partnership or other business arrangement with the Company.

          4.4    Corporate Opportunities.    Affected Persons are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the consent of the Compliance Officer and the then Chairman of the Audit Committee. No Affected Persons may use corporate property, information or position for personal gain, and no such person may compete with the Company directly or indirectly. Affected Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

          4.5    Outside Employment or Activities with a Competitor.    Affected Persons are forbidden from simultaneous employment with or serving as a director of a competitor of the Company, and may not take part in any activity that is intended to or should reasonably be expected to advance a competitor's interests at the expense of the Company's interests. Affected Persons may not market products or services in competition with the Company's current business activities. It is the Affected Person's responsibility to consult with a disinterested member of the Compliance Committee to determine whether a planned activity will compete with any of the Company's business activities.

          4.6    Family Members Working in the Industry.    If any Affected Person's spouse, children, parents, or in-laws, or someone else with a familial relationship is a competitor of the Company or is employed by one, this fact must be disclosed to a disinterested member of the Compliance Committee so that the Company may assess the nature and extent of any concern and how it can best be resolved. Affected Persons must carefully guard against inadvertently disclosing Company confidential information and being involved in decisions on behalf of the Company that involve the other enterprise. If there is any doubt as to whether or not conduct would be considered a conflict of interest, Affected Persons shall consult with a disinterested member of the Compliance Committee.

        5.    Confidentiality.    Affected Persons must maintain the confidentiality of sensitive business or other information entrusted to them by the Company, except when disclosure is authorized by the Company or legally required. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company if disclosed. This obligation is in addition to the requirements of any confidentiality agreement that Affected Persons may have entered into with the Company. The obligation to preserve confidential information continues even after employment ends; except as otherwise provided in employment or related agreements executed prior to the Effective Date. Whenever possible, Affected Persons should consult with Counsel if such Affected Persons believe there is a legal obligation to disclose confidential information.

        6.    Fair Dealing.

          6.1    General.    Affected Persons must act fairly, honestly, and in good faith in any dealings on behalf of the Company. Affected Persons may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

          6.2    Business Gifts and Entertainment.    The purpose of business gifts and entertainment in a commercial setting is to create sound working relationships and to promote goodwill, not to gain unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by any Affected Person of the Company or any of their family members, unless it: (1) does not violate any laws or regulations; (2) is consistent with customary business practices; (3) is not excessive in value; (4) cannot be construed as a bribe, payoff or kickback; and (5) is not a cash gift.

        7.    Protection and Proper Use of Company Assets.

          7.1    Protection of Company Assets.    Affected Persons should (i) protect and seek to ensure the efficient use of Company assets, and (ii) protect against the improper disclosure, theft or misuse of the Company's property.

          7.2    Proper Use of Company Assets.    Company assets may be used only for the legitimate business purposes of the Company. The content of the Company's electronic communication infrastructure (e.g., e-mail, voicemail, Internet access) is not protected by any right of personal privacy, and the Company can access and monitor any component of this infrastructure at any time without notice.

        8.    Full, Fair, Accurate, Timely and Understandable Disclosures.

          8.1    General.    The Company strives to ensure that all business records and financial reports are accurate, complete, understandable and not misleading. The Company is committed to complying with applicable laws requiring the fair and timely disclosure of material information and ensuring the accuracy in all material respects of publicly disseminated information in accordance with applicable law. To that end, the Company maintains internal control over financial reporting and disclosure controls and procedures designed to provide reasonable assurance of the safeguarding and proper management of the Company's assets; the reliability of its financial reporting in compliance with accounting principles applicable to it; and compliance with applicable laws and regulations. The Company is committed to maintaining disclosure controls and procedures designed to ensure that financial and non-financial information is collected, analyzed and timely reported in compliance with applicable law.

          8.2    Responsibility to Assist with Disclosure.    Affected Persons may be called upon to complete questionnaires and otherwise to provide necessary information to ensure that GTA's public reports are complete in all material respects. The Company expects Affected Persons to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to GTA's public disclosure requirements. Officers and employees may be asked to certify as to the accuracy of all responses and information provided for inclusion in GTA's public reports and SEC filings.

          8.3    Reporting Information Regarding Company's Books and Records.    If an Affected Person of the Company obtains or is aware of information which causes such Affected Person to believe that the Company's books or records are not being maintained properly, or that its financial condition or results of operations are not being disclosed appropriately, an Affected Person should report the matter pursuant to Section 9 below.

        9.    Reporting and Enforcement Mechanisms.    The Company encourages employees to talk to supervisors, managers or other appropriate personnel about any behavior that they believe is illegal or unethical. All employees should report actual and suspected violations of laws, rules, regulations or this Code to the Compliance Officer or Counsel, as applicable. If employees do not believe it appropriate or are not comfortable approaching the Compliance Officer about their concerns, then they may contact another member of the Compliance Committee, Counsel or the then Chairman of the Audit Committee. Officers and directors of the Company should also report actual and suspected violations of laws, rules, regulations or this Code to a disinterested member of the Compliance Committee, Counsel or the then Chairman of the Audit Committee. If the concerns of any such Affected Persons require confidentiality, and they so request confidentiality, then the Company will endeavor to protect this confidentiality (unless the Affected Person is reporting such person's own wrongdoing), subject to applicable law, regulation or legal proceedings.

        10.    Policy Against Retaliation.    The Company will not tolerate retaliation in any form against any person who in good faith reports suspected violations of this Code or any laws, rules or regulations, voices other ethical concerns, or who is involved on the Company's behalf in investigating or helping to resolve any such issue. Anyone found to have retaliated against any Affected Person for any such conduct may be subject to discipline, including termination. If an Affected Person of the Company believes such Affected Person has been subjected to such retaliation, such Affected Person should report the situation as soon as possible to the Compliance Officer, Counsel or the then Chairman of the Audit Committee.

        11.    No Rights Created.    This Code is a statement of certain fundamental principles, policies and procedures that govern Affected Persons, and is specifically applicable to the principal executive officer, principal financial officer, principal accounting officer and controller of GTA or persons performing similar functions in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, lessee, competitor, stockholder or any other person or entity.

        12.    Penalties For Violations.    The Company is committed to taking prompt and consistent action in response to violations of this Code. Any Affected Person who violates this Code is subject to disciplinary action, including termination. The Company will promptly investigate reports of suspected violations. It will evaluate suspected violations on a case-by-case basis and apply an appropriate sanction, including, in its sole discretion, reporting the violation to outside authorities.

        13.    Waiver of the Code; Amendments.    Only GTA's Board of Directors may waive the application of or amend any provision of this Code. A request for such a waiver should be submitted in writing to GTA's Board of Directors, or a Committee of such Board of Directors designated for this purpose by the Board (as may be applicable), for its consideration. GTA will publicly disclose all amendments to, and waivers of, this Code that are required to be so disclosed, in accordance with applicable securities laws and the rules and regulations of the SEC and AMEX.

        14.    Acknowledgement.    Affected Persons may be asked annually to sign a statement affirming that they have read and understood this Code and that they are in compliance with this Code.

        15.    Conflicts.    To the extent that an Affected Person has entered into an agreement ("Prior Agreement") with the Company prior to the Effective Date respecting employment matters, confidentiality issuers or other matters addressed herein, the provisions of any such Prior Agreement shall supercede the provisions of this Code in the event of a conflict with respect to the counter-party thereto.

        16.    Effective Date.    This Code shall be of full force and effect from and after the date set forth above (the "Effective Date"), the same may be modified pursuant to the terms hereof.

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GOLF TRUST OF AMERICA, INC. CODE OF CONDUCT AND ETHICS